                        United States
             Securities and Exchange Commission
                   Washington, D.C. 20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                (Amendment No.            )*
                               -----------

                       VARIFLEX, INC.
                       --------------
                       Name of Issuer


                        Common Stock
                        ------------
                Title of Class of Securities

                         922242 10 2
                         -----------
                        CUSIP Number


Check the following space if a fee is being paid with this
statement   .  (A fee is not required if the filing person:
          --
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form, with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 922242 10 2                        Page 2 of 5

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1.   Name of Reporting Person      Social Security Number
     ------------------------      ----------------------
     Diane Losi Coletti

------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*
     a.
        ------
     b.
        ------

------------------------------------------------------------
3.   SEC Use Only

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4.   Citizenship or Place of Organization
     United States Citizen
-----------------------------------------------------------------
Number of Shares              5. Sole Voting Power
Beneficially Owned               37,284
                              -----------------------------------
by Each Reporting             6. Shared Voting Power
Person With                      -0-
                              -----------------------------------
                              7. Sole Dispositive Power
                                 37,284
                              -----------------------------------
                              8. Shared Dispositive Power
                                 -0-
                              -----------------------------------
                              -----------------------------------
-----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned By Each Reporting
     Person
     37,284
------------------------------------------------------------
10.  Check if the Aggregate Amount in Row 9 Excludes Certain
     Shares*
     ------
------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
     0.6%
------------------------------------------------------------
12.  Type of Reporting Person*
     IN



































----------------------
*    See Instructions.
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                        SCHEDULE 13G
                        ------------

ITEM 1(A).     NAME OF ISSUER:

               VARIFLEX, INC.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
               OFFICES:

               c/o Variflex, Inc.
               5152 N. Commerce Avenue
               Moorpark, California 93021

ITEM 2(A).     NAME OF PERSON FILING:

               Diane Losi Coletti

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Variflex, Inc.
               5152 N. Commerce Avenue
               Moorpark, California 93021

ITEM 2(C).     CITIZENSHIP:

               United States Citizen

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(E).     CUSIP NUMBERS:

               922242 10 2

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES
               13D-1(B), OR 13D-2(B), CHECK WHETHER THE
               PERSON IS FILING A:

               n/a

ITEM 4.        OWNERSHIP:

               (a)  Amount Beneficially Owned:

                    37,284

               (b)  Percent of Class:

                    0.6%

               (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct
                          the vote:

                          37,284

                    (ii)  shared power to vote or direct
                          the vote:

                          -0-

                    (iii) sole power to dispose or to
                          direct the disposition of:

                          37,284

                    (iv)  shared power to dispose or to
                          direct the disposition of:

                          -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          n/a

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY:

          n/a

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP:

          n/a

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          n/a

ITEM 10.  CERTIFICATION:

          n/a

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                          SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Date: February 10, 1997



                         Signature:  /s/Diane Losi Coletti
                                     ---------------------

                         Name/Title: